EXHIBIT 2.2


                                   AMENDMENT NO. 1 TO
                                   SALE AND PURCHASE AGREEMENT

                                                       between

                                   NU-KOTE INTERNATIONAL, INC.
                                   incorporated in Delaware and having its
                                   principal place of business in Franklin, Tennessee (the "Seller") of the first part

                                                       and

                                   PELIKAN HARDCOPY EUROPE LIMITED
                                   incorporated in Scotland and having its
                                   registered office at 151 St. Vincent
                                   Street, Glasgow, Scotland (the
                                   "Purchaser") of the second part


                                 RECITALS

(A) The Seller and the Purchaser have entered into a Sale and Purchase Agreement dated as of April 24, 1999 pursuant to which Seller has agreed to sell and Purchaser has agreed to purchase the shares of the Companies on the terms and subject to the conditions set forth in the Agreement; and

(B) Clause 5.7 of the Agreement provides that if the conditions set out in Clause 5.2 to 5.4.9 (inclusive) of the Agreement have not been fulfilled on or prior to 15 June 1999 or on such other date as the parties may agree, without prejudice to any other remedies available to either party, either party shall have the right to terminate the Agreement forthwith in writing and neither party shall be entitled to any compensation of any kind, save as specified in Clause 8 of the Agreement, from the other due to such termination; and

(C) Clause 5.1 of the Agreement provides that the obligations of the Seller to pursue the approval of the U.S. Bankruptcy Court required by Clause 5.2.1 of the Agreement shall be subject to the events specified in Clause 5.1.1 through Clause 5.1.3 of the Agreement having occurred within ten (10) days after the Seller has filed a motion with the U.S. Bankruptcy Court to approve the Agreement; and

(D)  The Seller and the Purchaser have agreed to amend Section 4.1,
     Article 5 and Section 7.1 of the Agreement as hereinafter set forth and to add two new Clauses to the Agreement to be designated as Clause
     7.4. and Clause 7.5.

     NOW THEREFORE, in consideration of the representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                          STATEMENT OF AGREEMENT

     1.        DEFINITIONS AND INTERPRETATIONS

     1.1 In this Amendment, capitalized terms have the meaning ascribed to them in the Agreement. The following words and expressions shall have the meaning ascribed to them herein below:

     "Agreement"              Means the Sale and Purchase Agreement dated
                              as of April 24, 1999, together with the
                              Schedule thereto;

     "Amendment"              Means this Amendment No. 1 to the Agreement.

     "Schedule"               Means the Schedule in three parts annexed
                              hereto.

     "Swiss Facility"         Means the CHF 50,000,000 Third Amended and
                              Restated Revolving Credit Facility Agreement
                              Between Pelikan Produktions AG and Pelikan
                              Hardcopy (International) AG, as borrowers,
                              Barclays Bank plc, as agent, NationsBank of Texas, N.A., as collateral agent,
                              NationsBank of Texas, N.A., as documentation agent, Barclays Bank plc, NationsBank, N.A.,
                              Commerzbank AG, Atlanta Agency, Societe
                              Generale, The First National Bank of
                              Chicago, Deutsche Bank AG London, ABN Amro
                              Bank, N.V. and Credit Lyonnais, S.A..

     "UK Facility"            Means the [POUND STERLING]6,275,000 Third
                              Amended and Restated Revolving Credit
                              Facility Agreement between Pelikan Scotland
                              Limited, as borrower, Barclays Bank plc, as agent, NationsBank of Texas, N.A., as collateral agent, NationsBank of Texas,
                              N.A., as documentation agent, Barclays Bank plc, NationsBank, N.A., Commerzbank AG,
                              Atlanta Agency, Societe Generale, The First
                              National Bank of Chicago, Deutsche Bank AG
                              London, ABN Amro Bank, N.V. and Credit
                              Lyonnais, S.A.

     1.2       In this Amendment:

     1.2.1 The singular includes the plural and the masculine includes the feminine and vice versa;

     1.2.2 References to persons shall include bodies corporate, unincorporated associations and partnerships;

     1.2.3 References to recitals, clauses, the Schedule and sub-divisions of the Schedule are, unless the contrary intention appears, references to the recitals and clauses of and to the Schedule and sub-divisions thereof to this Amendment; and

     1.2.4 The headings and sub-headings of this Amendment are inserted for convenience only and shall not form part of the construction thereof.

     2.        AMENDMENTS TO THE AGREEMENT

     2.1 The Seller and the Purchaser agree that Article 5 shall be amended to read in its entirety as follows:

               5.1 The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the following having occurred on or prior to the Completion Date, any of which conditions may (except for Clause 5.1.1) be waived at the discretion of the Seller:

               5.1.1 The approval of the U.S. Bankruptcy Court, which is considering the Chapter 11 bankruptcy procedures in the United States in relation to the Seller, to the transactions contemplated by this Agreement;

               5.1.2 The Seller having received satisfactory advice of counsel regarding any tax consequences resulting from the consummation of the transactions contemplated hereby confirming that there are no material adverse tax consequences to the Seller as a result of the transactions contemplated hereby;

               5.1.3 The Seller having received satisfactory advise of counsel that no additional material administrative liabilities will accrue to or material adverse consequences be suffered by the Bankruptcy Estate as a result of the transactions contemplated hereby;

               5.1.4 Pelikan Holding A.G. shall have released all of its pre-petition claims asserted against the Bankruptcy Estate;

               5.1.5 The secured lenders of the Seller, Holding and the Group Companies shall have consented in writing and in form and substance satisfactory to the Seller's bankruptcy counsel to the transactions contemplated hereby and to releases required by 5.3.4 and the transaction contemplated by Clause 5.3.6;

               5.1.6 The secured lenders shall have agreed in writing and in form and substance satisfactory to the Seller's bankruptcy counsel to permit the Seller to retain USD 250,000.00 out of the Purchase Price to pay the cost of completing Fiscal Year 1999 U.S. GAAP audits of the Group Companies following Completion;

               5.1.7 The secured lenders shall have agreed in writing and in form and substance satisfactory to the Seller's bankruptcy counsel that the liability of Seller and its Affiliates under the guarantees given by them for the Swiss Facility and the UK Facility shall be reduced dollar for dollar for all monies actually received by the European Lenders at Completion and from any escrows established pursuant to the Agreement and from debt that is converted to equity pursuant to the condition set forth in Clause 5.3.6 of the Agreement; and

               5.1.8 The Seller's secured lenders shall have agreed in writing to allow the fees and expenses of Seller's professionals incurred in connection with the transaction contemplated by this Agreement to be paid as a surcharge on the secured lender's collateral in the event that there is no Completion, which fees and expenses are estimated to be between $460,000 and $500,000 including approximately $100,000 in filing fees that may not be incurred if there is no Completion.

               5.2 The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the following having occurred on or prior to the Completion Date, any of which conditions may be waived at the discretion of the
                       Purchaser:

               5.2.1 That no breach in respect of any of the Seller's representations, Warranties or covenants herein has occurred from the date hereof up to and including the Completion Date;

               5.2.2 That there has been no material adverse change in the financial or trading position of any of the Group Companies or any breach of any of the provisions of Clause 6; provided that the Purchaser acknowledges that there shall be no material adverse change for purposes of this Clause 5.2.2 by virtue of the fact that the Group Companies have continued to trade in a manner consistent with their current trading pattern;

               5.2.3 The Purchaser having completed funding arrangements satisfactorily with its prospective funders;

               5.2.4 The approval of the U.S. Bankruptcy Court, which is considering the Chapter 11 bankruptcy procedures in the United States in relation to the Seller, to the transactions contemplated by this Agreement, which such approval is not the subject of an appeal; provided that the Purchaser may elect to complete the transactions contemplated by this Agreement notwithstanding the existence of such an appeal; and

               5.2.5 The shares of N-K International Holding Limited having been transferred out of the ownership of any of the Group Companies.

               5.3 The obligations of the Seller and the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the following having occurred on or prior to the Completion Date, any of which conditions in favor of the other party may be waived at the discretion of the Seller or the Purchaser, as the case may be:

               5.3.1 Any governmental or regulatory consents of any jurisdiction required to give effect to this Agreement having been obtained;

               5.3.2 All intercompany debt owed by and between the Seller and/or Holding and each of the Group Companies having been released;

               5.3.3 There having been no failure to comply with the delivery requirements set forth in Clause 4 hereof;

               5.3.4 The Seller's and Holding's secured lending groups shall have expressly consented to the transactions contemplated hereby, agreed to accept the net proceeds of the sale contemplated herein in full and final satisfaction of all debt owed by any of the Group Companies or their Affiliate Companies to the secured lending groups and shall have released all liens on the Seller's Intellectual Property, all obligations (including debt repayment obligations) of the Group Companies to such secured lending group, all liens on assets of the Group Companies and all liens on the Shares. The Group Companies' secured lenders shall have released all obligations (including debt repayment obligations) of the Group Companies for indebtedness of the Group Companies, all liens on the Shares and all other assets of the Group Companies. In addition Seller's and Holding's secured lending groups and the Group Companies' secured lenders shall have expressly consented to the trademark and patent cross license to be granted by the parties on all Intellectual Property of the Seller and its Affiliated Companies and the Group Companies;

               5.3.5 Any resignations of officers and directors of the Group Companies requested by the Purchaser having been executed and delivered to the Seller;

               5.3.6 The Seller's secured lending group shall have agreed in writing and in form and substance satisfactory to the Seller's bankruptcy counsel to convert the full amount of the debt owed by Pelikan Scotland Ltd. into equity and shall have agreed to sell such equity to the Purchaser at Completion for USD 1.00;

               5.3.7 The Purchaser shall have received the Trademark License Agreement from Pelikan Holding AG and the Seller shall have received an executed, amended trademark license agreement from Pelikan Holding AG;

               5.3.8 The Seller, Holding, the Group Companies and the Purchaser will have taken all steps necessary to effectuate the granting of mutual releases contemplated by Clauses 4.2.6 and 4.2.7 hereof; and

               5.3.9 The Seller and the Purchaser will have memorialized all of the Ancillary Agreements in written form mutually acceptable to Purchaser's Solicitors and Seller's Solicitors.

               5.4 The Seller shall use its reasonable endeavors to ensure that the conditions set out in Clauses 5.1 and 5.3 are satisfied as at the Completion Date.

               5.5 The Purchaser shall use its reasonable endeavors to ensure that the conditions set out in Clauses 5.1.4, 5.2 and 5.3 are satisfied as at the Completion Date.

               5.6     In the event that the conditions set out in Clause
                       5.1 to 5.3.9 (inclusive) above have not been fulfilled on or prior to 30 September 1999 or on such other date as the parties may agree, without prejudice to any other remedies available to either party, either party shall have the right to terminate this agreement forthwith in writing and neither party shall be entitled to any compensation of any kind, save as specified in Clause 8, from the other due to such termination.

     2.2 The Seller and the Purchaser agree that Section 4.1 shall be amended to read in its entirety as follows:

               4.1 Completion shall, unless otherwise agreed in writing between the parties, take place on September 29, 1999, or, if later, the day one Business Day after the day on which the last of the conditions specified in Clause 5 is satisfied, at the offices of Pelikan Produktions, A.G., one of the Group Companies.

     2.3 The Seller and the Purchaser agree that Section 7.1 shall be amended to read in its entirety as follows:

               7.1 The Seller warrants, represents and undertakes to the Purchaser that, subject only to matters fairly disclosed in the Schedule or the Certificate referred to in Clause 4.2.3 each of the Warranties shall be true and correct and will continue to be so as of the Completion Date.

     2.4 The Seller and the Purchaser agree that the following new Clauses to be designated as Clause 7.4 and Clause 7.5 shall be added to the Agreement:

               7.4 For a period of six months following Completion, each party may continue to use existing stocks of marketing, packaging and shipping materials even though such materials refer to and include the other party's name and trademarks. Each party shall only use their existing stocks of marketing, packaging and shipping materials in the areas covered by their respective licenses from Pelikan Holding, A.G. to use the "Pelikan" trademark.

               7.5 Purchaser acknowledges that Seller has entered into a Corporate Purchase Agreement with Unisys Corporation ("Unisys") dated March 1999 pursuant to which the Seller has agreed to supply Unisys with certain identified products. Purchaser further acknowledges that it is familiar with such agreement and is aware that the Group Companies manufacture certain of the identified products to be supplied to Unisys pursuant to such agreement. Purchaser covenants and agrees that following Completion it shall cause the Group Companies to continue producing such products for Unisys in accordance with all of the terms and conditions of the agreement between the Seller and Unisys. Seller covenants and agrees that during the first twelve months following Completion it shall not encourage, solicit, entice or request Unisys to cease doing business with or curtail the purchases it is making from the Purchaser and/or the Group Companies. The provisions of this Clause 7.5 shall survive for the term of the agreement between Unisys and the Seller.

     3.        OTHER TERMS

               Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain unaltered and in full force and effect.

     4.        MEDIATION

               If a dispute arises under this Amendment and cannot be settled through negotiation, both parties hereto agree first to try in good faith to settle the dispute by mediation in New York, New York, U.S.A. before resorting to arbitration, litigation, or some other formal dispute resolution procedure. Any party wishing to submit any matter to mediation shall give the other party written notice not less than fourteen (14) days prior to making such submission. Both parties shall have the right to be represented by an attorney during the mediation. Any such dispute shall be submitted to a mediator selected by mutual agreement of the parties. If the parties cannot jointly agree on a mediator within thirty (30) days after written request for mediation is made by one party to the controversy, then each party shall appoint a neutral, certified mediator, each of whom shall then jointly appoint a neutral, certified mediator to serve as mediator in the matter. Unless the parties agree to an alternative arrangement, the mediator's fee and expenses shall be equally divided between the parties.

               15.  Governing Law

                    This Amendment shall be construed in accordance with and governed for all purposes by the laws of the State of Texas applicable to contracts executed and shall be deemed to be wholly performed with such State.


                         SIGNATURE PAGE TO FOLLOW

     IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of this ____ day of __________, 1999.

                              NU-KOTE INTERNATIONAL, INC.,
                              a Delaware corporation



                              By: __________________________
                              Name: ________________________
                              Title: _______________________


                              PELIKAN HARDCOPY EUROPE LIMITED, a limited liability company incorporated in Scotland



                              By: _________________________
                              Name: G. McNally
                              Title:  Director

                                SCHEDULE TO
                        SALE AND PURCHASE AGREEMENT



                                  PART 1
                                  ------


                 Pelikan Hardcopy Europe - Legal Entities
                 ----------------------------------------

                            (1)        (2)          (3)          (4)
                                      Total      Seller's      Purchase
                          No. of    Issued and  Percentage      Price
                          Shares    Authorized   Ownership  Apportionment
                         Issued To    Share
                          Seller     Capital

Pelikan Productions AG   CHF6,500K    CHF6,500      100        $10,260,000

Pelikan Scotland            [POUND      [POUND      100         $1,100,000
Limited                  STERLING]   STERLING]
                         1,852,892   5,000,000

Grief-Werke-GmbH         DM22,000K   DM22,000K      100           $979,000

Pelikan Hardcopy Asia      HK$100K     HK$100K      100              $1.00

Pacific Limited

Dongguan Pelikan           $1,300K     $1,300K      85            $660,000

Hardcopy Limited


PART 1.1(a): AFFILIATED COMPANIES
---------------------------------

                                                   JURISDICTION OF
     ENTITY                                           FORMATION

     Nu-kote Holding, Inc.                             Delaware
     Nu-kote International, Inc.                       Delaware
     Nu-kote Imperial, Ltd.                            Delaware
     International Communications Materials, Inc.      Pennsylvania
     Viro-kote, Inc.                                   Delaware
     Nu-kote Imaging International, Inc.               Delaware
     Caribonum Pension Trustees Limited                United Kingdom
     Future Graphics, Inc.                             California
     Nu-kote Latin American, Inc.                      Delaware
     Nu-kote Internacional de Mexico, S.A. de C.V.     Mexico
     Nu-kote Quality Imaging GmbH                      Germany
     Interfas Holding, S.A.                            France
     Interfas, S.A.                                    France
     Greif-Werke GmbH                                  Germany
     Pelikan Hardcopy Deutschland GmbH                 Germany
     Pelikan Scotland Limited                          United Kingdom
     N-K International Holding, Limited                United Kingdom
     N-K Interfas, Limited                             France
     N-K International, Ltd.                           United Kingdom
     Nu-kote Italia s.r.l.                             Italy
     Pelikan Produktions AG                            Switzerland
     Pelikan Handelsgeschaft mbH                       Austria
     Pelikan Hardcopy International AG                 Switzerland
     Pelikan Hardcopy Nordic AB                        Sweden
     Pelikan Nordic AB                                 [Sweden]
     [Pelikan Hardcopy/Ges.MBH]                        Austria
     Dongguan Pelikan Hardcopy, Ltd.                   China
     Pelikan Hardcopy Asia Pacific, Ltd.               Hong Kong



PART 1.1(b): THE COMPANIES
--------------------------

                         Pelikan Productions AG
                         Pelikan Scotland Limited
                         Grief-Werke-GmbH
                         Pelikan Hardcopy Asia Pacific Limited
                         Dongguan Pelikan Hardcopy Limited



PART 1.1(c): BOARD MEMBERS AND MANAGING DIRECTORS
-------------------------------------------------


     Nu-kote Holding, Inc.
          Directors:                    John P. Rochon
                                        Patrick E. Howard

     Nu-kote International, Inc.
          Directors:                    Patrick E. Howard
                                        Phillip Theodore


     Greif-Werke GmbH                   Karl A. Kallinger


     Pelikan Hardcopy
        Deutschland GmbH                Karl A. Kallinger
                                        Peter Sutter


     Pelikan Scotland Limited           John Morgan
                                        Hans Paffhausen
                                        Gerry McNally
                                        Richard Larsen

     Pelikan Produktions AG             Hans Paffhausen
                                        Gerry McNally
                                        Ulnch Morf
                                        Herbert Fehlmann
                                        Markus Malechiner
                                        Claus Peter Bruck
                                        Hans Rudolf Habermacher
                                        Matthias Hilzinger


     Pelikan Handelsgeschaft mbH        Requested


     Pelikan Hardcopy
        International AG                Hans Paffhausen
                                        Gerry McNally
                                        Ulnch Morf
                                        Peter Sutter
                                        Claus Peter Bruck
                                        Peter Kaase
                                        Hans Rudolf Habermacher
                                        Matthias Hilzinger


     Caribonum Pension Trustees
          Limited                       Michael J. Madellan
                                        Gerry McNally
                                        Tim Nattress
                                        Terence Panter
                                        Lan Prise


     Pelikan Nordic AB                  Requested



     Pelikan Hardcopy/Ges.MBH           Josef Hosman
                                        Peter Sutter


     Pelikan Hardcopy Asia
          Pacific, Ltd.                 Richard Larsen
                                        Patrick Howard

     Dongguan Pelikan Hardcopy, Ltd.    Richard Larsen
                                        Uli Morf




PART 1.1(d): PURCHASE PRICE ALLOCATION
--------------------------------------

                                                                  $000
                                                                  ----
Consideration outline in offer letter dated                     16,500
  8 February 1999
Less: amount payable to Pelikan Holdings for                     3,500
  trademark license
                                                                13,000

                                                                13,000
                                                                ======
Being payment of secured bank debt in PPAG -                     9,060
  13.5 million Swiss francs
Escrow due to real estate gains and transfer tax                   880
arising in Switzerland - 1,310,000 Swiss francs
Escrow account for Seiko Epson claim                             1,000
Escrow account for environmental liability                       1,000
Escrow account for MIT warranties                                  400
Escrow Account for China                                           660
                                                                ------
                                                                13,000
                                                                ======


PART 1.1(e): PAYMENT OF PURCHASE PRICE
--------------------------------------


RECONCILIATION OF CASH                                              $000
                                                                    ----
Consideration outline in offer letter dated 8 February
  1999                                                            16,500
Less: amount payable to Pelikan Holdings for trademark
  licence                                                          3,500
                                                                  13,000

                                                                  13,000
                                                                  ======
Being payment of secured bank debt in PPAG -
  13.5 million Swiss francs                                        8,210
Amount retained for audit costs                                      250
Escrow due to real estate gains and transfer tax
  arising in Switzerland - 1,310,000 Swiss francs                   8801
Escrow account for Seiko Epson claim                               1,000
Escrow account for China                                             660
Escrow account for environmental liability                         1,000
Escrow account for MIT warranties                                    400
Professional Fees                                                    600
                                                                  ------
                                                                  13,000
                                                                  ======

Note: Exchange used $1 - 1.49 Swiss francs (13 April 1999).
1 Efforts will be made to reduce the tax liabilities. Any savings from above estimate will be shared between Purchaser and Nu-kote.

                                  PART 2
                                  ------

                               SUBSIDIARIES
                               ------------



Caribonum Pension Trustees Limited

Pelikan Hardcopy Deutschland GmbH

Pelikan Nordic AB

Pelikan Hardcopy Austria Ges.MBH

Pelikan Hardcopy (International) AG


                                  PART 3
                                  ------

                                WARRANTIES
                                ----------

EXCEPTIONS TO WARRANTIES:
------------------------

2.1  Title to Shares

     1. The share capital of Dongguan Pelikan Hardcopy, Ltd. has not been fully paid. Nu-kote International, Inc. is required to contribute capital in the amount of USD1,300,000.00 to Dongguan Pelikan Hardcopy, Ltd. However the actual capital contributions made only amount to USD1,127,741.36.

3.1  Licenses and Permits

     1. Pelikan Holding AG has advised Nu-kote that its Trademark License Agreement has been terminated due to violations of the terms of that agreement by one of Nu-kote's distributors in the Middle East.

     2. There is a dispute regarding whether certain countries in the Far East are covered by the Trademark License Agreement with Pelikan Holding AG.

3.2  Title to Property and Assets

     1. Assets of Nu-kote International and certain Affiliates, including certain assets of the Group Companies, are pledged to the secured lending group.

     2. Assets of Nu-kote International and certain Affiliates in the U.S. including Trademark License Agreement of Nu-kote Holding and its domestic subsidiaries are pledged to Norwest.

     3. The entire contirbution required to be made to Dongguan Pelikan Hardcopy, Ltd. Has not been made.

3.3  Agreements

     1.   See 3.1(1)

3.4  Environmental Matters

     1. Certain environmental conditions were identified on the Final Environmental Certificate delivered in connection with the closing of the Asset and Stock Purchase Agreement between Nu-kote Holding, Inc. and Pelikan Holding, AG. The matters and conditions listed in this certificate could give rise to a violation of environmental laws or permits or licenses held by the Group Companies.

3.5  Intellectual Property

     1.   See 3.1(1) and 3.1(2).

3.6  Compliance With Laws

     1.   See 3.4(1) above

3.7  Employment Contracts

     1. Retention agreements between Hans Paffhausen and a Group Company and Gerry McNally and a Group Company may have been entered into in 1998.

3.8  Litigation

     1. Pelikan Produktions AG has been sued by Seiko Epson in Europe and in United States Federal District Court.

     2. Hans Paffhausen has been named as a defendant in the shareholders derivative lawsuit styled Lori Lemmer v. Nu-kote Holding, Inc. et. al.

     3.   Pelikan Hardcopy Deutschland GmbH has been sued by Seiko Epson in
          Europe.

3.9  Taxes

3.10 Guarantees

     1. The Purchase and Sale Agreement, as amended, requires the Group Companies to supply products required under The Corporate Purchase Agreement between Unisys Corporation and Seller following Completion.